EXHIBIT G
PROPOSED FORM OF NOTICE

SECURITIES AND EXCHANGE COMMISSION
(Release No.  35-________)
Filings Under the Public Utility Holding Company Act of 1935 ( Act ) January 26, 1996

       Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the Application-Declaration(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendment(s) thereto is/are available for public inspection through the Commission's Office of Public Reference.

       Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by February 20, 1996 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant and/or declarant at the address specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed or amended, may be granted and/or permitted to become effective.

Cinergy Corp., et al.  70-8589

Notice of Proposal to Extend Authorization Period and Increase Investment Authority with respect to Investments in Exempt Wholesale Generators and Foreign Utility Companies

       Cinergy Corp., a registered holding company ( Cinergy ), Cinergy Services, Inc., Cinergy's wholly-owned service company subsidiary, both 139 East Fourth Street, Cincinnati, Ohio 45202, and Cinergy Investments, Inc., Cinergy's wholly-owned nonutility holding company subsidiary
( Investments ), 251 North Illinois Street, Suite 1410, Indianapolis, Indiana 46204, have filed a post-effective amendment to their application-declaration filed under Sections 6(a), 7, 9(a), 10, 12(b), 13(b), 32 and 33 of the Act and Rules 43, 45, 53 and 83 thereunder.

       By order dated September 21, 1995 (Rel. No. 35-26376) ( 1995
Order ), the Commission, among other things, authorized Cinergy and Investments from time to time through May 31, 1998 (1) to acquire the securities of one or more companies ( Special Purpose Subsidiaries ) formed to engage exclusively in the business of acquiring and holding the securities of, and/or providing services to, exempt wholesale generators
( EWGs ) and foreign utility companies ( FUCOs ) as defined in the Act, and
(2) to make direct and indirect investments in Special Purpose Subsidiaries (by means of equity and debt investments and guarantees and other forms of credit support in respect of debt securities of Special Purpose Subsidiaries) in an aggregate amount at any time outstanding not to exceed $115 million ( Investment Limitation ), provided, however, that any direct or indirect investment by Cinergy in any Special Purpose Subsidiary would be made only if, on a pro forma basis, Cinergy's aggregate investment in all EWGs, FUCOs and Special Purpose Subsidiaries would not exceed 50% of Cinergy's consolidated retained earnings, in each case as defined in Rule 53(a)

       Applicants now request a supplemental order of the Commission modifying the 1995 Order to extend the authorization period and increase the aggregate investment authority with respect to EWGs, FUCOs and Special Purpose Subsidiaries.

       Authorization Period: Applicants propose that the authorization period be extended to the earlier of (x) December 31, 1999, and (y) the effective date of any rule of general applicability adopted by the Commission that would exempt the proposed transactions from the applicable provisions of the Act.

       Aggregate Investment Authority: Cinergy requests authority to make direct or indirect investments in Special Purpose Subsidiaries in an aggregate amount which, when added to Cinergy's aggregate investment in all EWGs, FUCOs and Special Purpose Subsidiaries, does not exceed, at any point in time, 50% of Cinergy's consolidated retained earnings, in each case as determined pursuant to Rule(a) ( Rule 53 Investment Limitation ). The current Rule 53 Investment Limitation, based on Cinergy's consolidated retained earnings and aggregate investment in EWGs, FUCOs and Special Purpose Subsidiaries at September 30, 1995, is approximately $434 million.

       For the Commission, by the Division of Investment Management, pursuant to delegated authority.